Exhibit 99.1

Piedmont Natural Gas Elects
Minor Mickel Shaw to the Board of Directors

CHARLOTTE, NC – The Board of Directors of Piedmont Natural Gas has elected Mrs. Minor Mickel Shaw to the Board of Directors.

Mrs. Shaw is President of Micco Corporation and of the Mickel Investment Group. Previously, Mrs. Shaw was with C&S National Bank of South Carolina and the Manly Investment Group. She attended Randolph-Macon Woman’s College and received her AB degree from the University of North Carolina – Chapel Hill.

Mrs. Shaw is a trustee of NationsFunds and previously served on the boards of Interstate Johnson Lane and NationsBank Carolinas. She currently serves as Chair-Elect of the Urban League of the Upstate and Vice-Chair of the Greater Greenville Chamber of Commerce. She serves on the boards of the United Way of Greenville County, the South Carolina Governor’s School for the Arts Foundation, the Peace Center and the South Carolina ETV Communications Board. She also serves on the boards of MDC, The Palmetto Institute and the South Carolina Competitiveness Council.

Mrs. Shaw is a trustee of The Duke Endowment, the Hollingsworth Funds and is Chairman of the Daniel-Mickel Foundation. She is Vice-Chair of the Greenville-Spartanburg Airport Commission and immediate past board chair of Wofford College.

Her affiliations with the University of North Carolina at Chapel Hill include service on the General Alumni Association Board, member of the National Campaign Steering Committee, past chairman of the Arts & Sciences Foundation and service on the UNC Board of Visitors.

Mrs. Shaw has been recognized as Volunteer of the Year for the YMCA of Greenville, Citizen of the Year of the Greenville Chapter of the Institute of Management Accountants, as a Woman of Distinction of the Greenville area Girl Scout Council and a distinguished alumna of Leadership Greenville.

About Piedmont Natural Gas

Piedmont Natural Gas is an energy services company primarily engaged in the distribution of natural gas to 940,000 residential, commercial and industrial utility customers in North Carolina, South Carolina and Tennessee, including 60,000 customers served by municipalities who are wholesale customers. Our subsidiaries are invested in joint venture, energy-related businesses, including unregulated retail natural gas marketing, interstate natural gas storage, intrastate natural gas transportation and regulated natural gas distribution. More information about Piedmont Natural Gas is available on the Internet at www.piedmontng.com.

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